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                                   EXHIBIT n.

                          Form of Amended and Restated
                     Multi-Class Plan Pursuant to Rule 18f-3

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                           HARTFORD SERIES FUND, INC.

                                  ON BEHALF OF:

                    EACH OF THE FUNDS LISTED ON ATTACHMENT A

                              AMENDED AND RESTATED
                        PLAN PURSUANT TO RULE 18F-3 UNDER
                       THE INVESTMENT COMPANY ACT OF 1940


              This Plan (the "Plan") is adopted by the Hartford Series Fund, Inc. (the "Fund") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Act"), and sets forth the general characteristics of, and the general conditions under which the Fund may offer multiple classes of shares. This Plan is intended to allow the Fund to offer multiple classes of shares to the full extent and in the manner permitted by Rule 18f-3 under the Act (the "Rule"), subject to the requirements and conditions imposed by the Rule. This Plan may be revised or amended from time to time as provided below.

CLASS DESIGNATIONS

              The Fund may from time to time issue one or more of the following classes of shares: Class IA shares and Class IB shares. Each of the two classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as each other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in the Fund's prospectus or statement of additional information as from time to time in effect (the "Prospectus").

CLASS CHARACTERISTICS

              Class IA shares are offered at a public offering price that is equal to their net asset value ("NAV") without an initial sales charge or a contingent deferred sales charge ("CDSC").

              Class IB shares are offered at their NAV, without an initial sales charge or a CDSC, but may be subject to a fee imposed in accordance with Rule 12b-1 under the Act ("Rule 12b-1 fees"), which may include a service fee, as described in the Prospectus.

              The Class IA shares and Class IB shares may subsequently be offered pursuant to an initial sales charge and/or CDSC (each of which may be subject to reduction or waiver) as permitted by the Act, and as described in the Prospectus.

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ALLOCATIONS TO EACH CLASS

              EXPENSE ALLOCATIONS

              The following expenses shall be allocated, to the extent practicable, on a class-by-class basis: (i) Rule 12b-1 fees payable by the Fund to the distributor of the Fund's Class IB shares(1). Subject to the approval of a majority of the Fund's Board of Directors, including a majority of the Independent Directors (as defined in the Distribution Plan), the following "Class Expenses" may, to the extent not required to be borne by HL Investment Advisors, Inc. (the "Manager") or an affiliate, pursuant to the Fund's Investment Advisory Agreement or Administrative Agreement, be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, Prospectuses and proxy statements to current shareholders of a specific class; (b) SEC registration fees incurred with respect to a specific class;
(c) state blue sky and foreign registration fees and expenses incurred with respect to a specific class; (d) the expenses of administrative personnel and services required to support shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) Directors' fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting and consulting expenses relating to a specific class;
(h) any fees imposed pursuant to a non-Rule 12b-1 shareholder services plan that relate to a specific class; and (i) any additional expenses, not including management fees, investment advisory fees, custodial fees or other expenses relating to the management of the Fund's assets, if such expenses are actually incurred in a different amount with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

              All expenses not hereafter designated as Class Expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund ("Fund Expenses").

              However, notwithstanding the above, the Fund may allocate all expenses other than Class Expenses on the basis of the relative net assets (settled shares) of each class, as permitted by Rule 18f-3(c)(2) under the Act.

              WAIVERS AND REIMBURSEMENTS

              The Manager or Distributor may choose to waive or reimburse Rule 12b-1 fees or any Class Expenses on a voluntary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.



(1) As of the date of this Plan, the Fund has adopted a Distribution Plan pursuant to Rule 12b-1 under the Act only for the Class IB shares (the "Distribution Plan"). Hartford Securities Distribution Company, Inc. serves as distributor for both the Class IA shares and Class IB shares (the "Distributor").

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              INCOME, GAINS AND LOSSES

              Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund.

              The Fund may allocate income and realized and unrealized capital gains and losses to each share based on relative net assets (settled shares) of each class, as permitted by Rule 18f-3(c)(2) under the Act.

CONVERSION AND EXCHANGE

              The Class IA shares and Class IB shares shall not convert into another class. Subsequent classes of shares (each a "Converting Class") may automatically convert into another class of shares (the "Conversion Class"), subject to such terms as may be approved by the Directors.

              In the event of any material increase in payments authorized under the Distribution Plan (or, if presented to shareholders, any material increase in payments authorized by a non-Rule 12b-1 shareholder services plan) applicable to any Conversion Class, existing Converting Class shares will not be permitted to convert into Conversion Class shares unless the Converting Class shareholders, voting separately as a class, approve the material increase in such payments. Pending approval of such increase, or if such increase is not approved, the Directors shall take such action as is necessary to ensure that existing Converting Class shares are exchanged or converted into a new class of shares ("New Conversion Class") identical in all material respects to the Conversion Class shares as they existed prior to the implementation of the material increase in payments, no later than the time such shares were scheduled to convert to the Conversion Class shares. Converting Class shares sold after the implementation of the fee increase may convert into Conversion Class shares subject to the higher maximum payment, provided that the material features of the Conversion Class plan and the relationship of such plan to the Converting Class shares were disclosed in an effective registration statement.

EXCHANGE FEATURES

              Shares of each class generally will be permitted to be exchanged only for shares of a class with similar characteristics in another Fund managed by the Manager; Class IA shares may be exchanged for Class IA shares of another Fund; Class IB shares may be exchanged for Class IB shares of another Fund. All exchange features applicable to each class will be described in the Prospectus.

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DIVIDENDS

              Dividends paid by the Fund with respect to its Class IA shares and Class IB shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Rule 12b-1 fee payments relating to a class of shares will be borne exclusively by that class and any incremental transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

VOTING RIGHTS

              Each share of the Fund entitles the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to any Distribution Plan, as defined herein, applicable to that class and on other matters for which class voting is required under applicable law. Class IB shareholders will vote separately as a class to approve any material increase in payments authorized under the Distribution Plan applicable to Class IB shares.

RESPONSIBILITIES OF THE DIRECTORS

              On an ongoing basis, the Directors will monitor the Fund for the existence of any material conflicts among the interests of the two classes of shares. The Directors shall further monitor on an ongoing basis the use of waivers or reimbursement by the Manager and the Distributor of expenses to guard against cross-subsidization between classes. The Directors, including a majority of the Independent Directors, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the Manager and Distributor (which also distributes the Class IA shares) at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

REPORTS TO THE DIRECTORS

              The Manager and the Distributor will be responsible for reporting any potential or existing conflicts among the two classes of shares to the Directors. In addition, the Directors will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any distribution fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the Independent Directors in the exercise of their fiduciary duties.

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AMENDMENTS

              The Plan may be amended from time to time in accordance with the provisions and Requirements of Rule 18f-3 under the Act.

Adopted as of the 1st day of August, 2002.


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                                  ATTACHMENT A

                  Hartford Advisers HLS Fund
                  Hartford Bond HLS Fund
                  Hartford Capital Appreciation HLS Fund
                  Hartford Dividend and Growth HLS Fund
                  Hartford Focus HLS Fund
                  Hartford Global Advisers HLS Fund
                  Hartford Global Communications HLS Fund
                  Hartford Global Financial Services HLS Fund
                  Hartford Global Health HLS Fund
                  Hartford Global Leaders HLS Fund
                  Hartford Global Technology HLS Fund
                  Hartford Growth and Income HLS Fund
                  Hartford Growth HLS Fund
                  Hartford High Yield HLS Fund
                  Hartford Index HLS Fund
                  Hartford International Capital Appreciation
                  HLS Fund Hartford International Opportunities HLS Fund Hartford International Small Company HLS Fund
                  Hartford MidCap HLS Fund
                  Hartford MidCap Value HLS Fund
                  Hartford Money Market HLS Fund
                  Hartford Mortgage Securities HLS Fund
                  Hartford Small Company HLS Fund
                  Hartford Stock HLS Fund
                  Hartford Value HLS Fund

Dated: August 1, 2002